Exhibit (k) Opinion and Consent of Counsel.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 25, 2006

C.M. Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:	Post-Effective Amendment No. 10 to
Registration Statement No. 333-88493 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 10 to Registration Statement under the Securities Act of 1933 for C.M. Life Insurance Company’s (“C.M. Life”) Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the “Policies”). C.M. Life Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company (“MassMutual”), the parent company for C.M. Life. I provide legal advice to C.M. Life in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1.	C.M. Life is a valid and subsisting corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the State of Connecticut Insurance Department’s Commissioner of Insurance.

2.	C.M. Life Variable Life Separate Account I is a separate account validly established and maintained by C.M. Life in accordance with Connecticut law.

3.	The Contract, when properly issued, is a legal and binding obligation of C.M. Life, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

By:	/s/ MICHELE M. ONETO
Michele M. Oneto, Esq. Counsel Massachusetts Mutual Life Insurance Company